Exhbit 99.1

Innovative Solutions & Support, Inc. Lowers Q3/Q4 Revenue Estimates
and Announces Significant B-737 Order for Flat Panel Display Systems.

Exton, PA.—(BUSINESS WIRE)—June 28, 2006—Innovative Solutions & Support, Inc. (NASDAQ:ISSC-news) announced today the Company received a $7.0 million order, with a follow-on option for an additional $7.0 million, to retrofit B-737 Classic airplanes with its Flat Panel Display Systems. Deliveries for the firm order will occur in the Company’s fiscal year 2007 that begins October 1, 2006.

Innovative Solutions and Support’s President, Roman Ptakowski, today said “Programs of this potential, with approximately 3,500 “Classic” planes currently in operation, should provide long-term opportunities and revenue visibility for years to come as each “Classic” plane becomes a candidate for the Company’s Flat Panel Display System Retrofit Program. The Company’s Flat Panel Display System product line or Cockpit/IP is the most timely and cost effective way to upgrade these “Classic” B-737’s with the state-of-the-art technology offered in our systems. This B-737 award is a signal event in that it represents the single largest commercial platform opportunity based on the Company’s highly successful B-767 STC”

Since October 1, 2005, the Company has received $21.6 million in new Flat Panel Display System orders on a variety of aircraft including Lear and Citation business jets, Pilatus PC-12’s, B-747’s, B-767’s, KDC-10’s, C-130’s and now B-737’s.

The Company’s backlog at June 30, 2006 is expected to be $32 million, the highest it’s been since December, 2004. Flat Panel Display Systems will account for about 70% of the backlog at that time.

Looking to the near term, the Company expects revenue in the 3rd quarter ended June 30, 2006 to be between $2.5 and $3.5 million. Revenue in the 4th quarter ended September 30, 2006 is expected to be between $4.0 million and $6.0 million. These amounts are below prior estimates due to the timing of receiving substantial orders that, if received, will represent the second largest quarter in the Company’s history. The funding delays associated with these orders are believed to have been cleared and associated programs are expected to be awarded prior to the end of the fiscal year ending September 30, 2006. The timing slip, however, has impacted and reduced revenue in the last half of the fiscal year. While there can be no assurance the Company will be successfully awarded these contracts, the Company expects a record FY 2006 year end backlog, as of September 30, 2006 that will approach $50 million. The majority of this backlog, coupled with additional new business, is expected to be delivered in FY 2007 that begins October 1, 2006.

Headquartered in Exton, PA., Innovative Solutions & Support, Inc. (www.innovative-ss.com) designs, manufactures and markets flight information computers, flat-panel display systems and advanced monitoring systems that measure and display critical flight information. This includes data relative to aircraft separation, airspeed and altitude as well as engine and fuel data measurements.

Certain matters contained herein that are not descriptions of historical facts are “forward-looking” (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially, for either better or worse, from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflects management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.